U. S. SECURITIES AND EXCHANGE COMMISSION

                   WASHINGTON, D.C. 20549





                          FORM S-8

                   REGISTRATION STATEMENT

                            UNDER

                 THE SECURITIES ACT OF 1933





                      MAXXZONE.COM, INC

   ------------------------------------------------------

   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)





            Nevada                           88-0503197

 ------------------------------           ---------------

(STATE OR OTHER JURISDICTION OF           (IRS EMPLOYER

 INCORPORATION OR ORGANIZATION)          INDENTIFICATION NO.)



    1770 N. Green Valley Pkwy.

    Suite 3214

    Las Vegas, NV                             89014

-----------------------------------     --------------------

 (Address of principal executive            (Zip Code)

         offices)





                       (702) 616-7337

                   -----------------------

    (Registrant's telephone number, including area code)



                Amended Consulting Agreements Between

              the Company and Andrew S. Austin, Tad Mailander,
                   Eric L. Brown, and David Chang

 ----------------------------------------------------------------

                  (Full title of the plans)



                  Roland Becker, President

                     MaxxZone.com, Inc.

           1770 N. Green Valley Pkwy., Suite 3214

                    Las Vegas, NV  89014

           ---------------------------------------

           (Name and address of agent for service)



                       (702) 616-7337

------------------------------------------------------------

(TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)









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==============================================================================



CALCULATION OF REGISTRATION FEE



Title of Securities  Amount to      Proposed  Proposed Maximum    Registration

To be Registered     be Registered  Maximum   Aggregate Offering  Fee.

                                    Offering  Price

                                    Price



Common Stock,         3,250,000     $0.032*     $104,000.00          $26.00

Par value, $0.001

Per share.





------------------------------------------------------------------------------



*   (1) Computed in accordance with Section 6(b) of the Securities Act by multiplying 0.00025 by the proposed maximum aggregate offering price.



Estimated  solely for purposes of calculating  the registration fee. Calculated  in  accordance  with  Rule  457(h) under the

Securities   Act   of 1933 based upon the average of the bid and

Asked price of Common Stock of MaxxZone.com, Inc. as

reported on the OTCBB on June 12, 2003.



                             PART I



          Information Required in the Section 10(a) Prospectus



Item 1.  Plan Information



The Company is offering shares of its common stock to

individual persons as compensation for services rendered to

the Company. The exact services sought as consideration for

the common shares issued in this registration statement were originally set out in a previous Form S-8 Registration
Statement filed by the Company on February 19, 2003, that contained the subject consultancy contracts. The Company, by virtue of those agreements, the exact content of which is incorporated herein by reference, seeks to modify them to extend their respective terms and to increase compensation thereunder.
All terms of the subject contracts, except as to the term and compensation are exactly the same.

The Company has considered the value of the

shares of common stock in relation to the value of the

services to be rendered, and the Company's Board of

Directors has, by resolution, determined to modify existing

consultancy agreements and further has agreed upon the

number of shares issued to be commensurate with the services provided as modified. The following individuals are the natural persons contracting with the Company to provide the consultancy services; the number of shares adjacent to each name is

indicative of the compensation to be received under each of

the consultancy agreements:





        Andrew S. Austin         2,000,000

        Eric L. Brown              400,000

        David Chang                600,000

        Tad Mailander              250,000









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Item 2.  Registrant Information And Employee Plan

Annual Information.



The document(s) containing the information specified in Part

I of Form S-8 will be sent or given to participants as

specified by Rule 428(b)(1) promulgated by  the  Securities

and  Exchange Commission  (the "Commission") under the Securities

Act of  1933 (the  "Securities Act").  Such document(s) are not being filed with the Commission, but constitute (along with the

documents incorporated by reference into the  Registration

Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the

Securities Act.





                             PART II



          Information Required in the Registration Statement



ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



The following documents, filed with the Securities and

Exchange Commission (the    "Commission") by MaxxZone.com,

Inc., a Nevada corporation (the "Company"), are incorporated herein by reference:



       (a)     The registrant's Articles of Incorporation filed on

          June 2, 2000;



       (b)     The registrant's By-Laws filed on June 2,2000;



       (c)     The  Company's Form 10-SB12G  Registration

          Statement  initially filed by the  Company  under  the

          Securities  Exchange  Act of  1934,  as  amended (the

          "Exchange  Act"), with the Commission on December 31,

          2001, and subsequent amendments thereto;



       (d)     The  Form  10-KSB annual  report  of  the

          Company   for   its fiscal year ended  December 31, 2002,
	  filed April 14, 2003, and all other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2002; and



       (e)     All documents subsequently filed by the registrant

          pursuant to sections 13(a), 13(c), 14 and 15(d) of the

          Exchange   Act  during  the  effectiveness of this

          registration statement.









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All  documents  incorporated by reference  herein will  be

made available  to all participants without charge, upon

written  or oral  request. Other documents required to  be

delivered  to participants pursuant to Rule 428(b)(1) under

the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:



      Roland Becker, President, Chief Executive Officer

      MaxxZone.com, Inc.

      1770 N. Green Valley Pkwy., Suite 3214

      Las Vegas, NV 89014

      (206) 612-4399



ITEM 4.  DESCRIPTION OF SECURITIES.



Not Applicable.



ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.



The shares registered herein are being issued to  the

consultants  for services provided to the  Registrant.

Neither the Registrant's Accountants nor  any  other experts named in the registration statement have  any equity or

other interest in the Registrant.



ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.



The  Articles  of  Incorporation of the Company provide  for the

Indemnification  of  employees and  officers  in certain cases.

Insofar  as  indemnification for liabilities  arising under the

Securities Act of 1922 may be permitted to directors, officers or

persons   controlling  the  company  pursuant  to  the foregoing

provisions, the company has been informed that in the opinion  of the  securities  and Exchange Commission such indemnification  is against  public policy as expressed in the Act and  is therefore not  enforceable.  At the present time, the Company does not have any  officer-director liability insurance although permitted by

Section   78.752   of the  GCL,  nor  does  the Company have

indemnification  agreements with any of its directors, officers,

employees or agents.



In  addition,  Section 78.751 of the Nevada  General Corporation

Laws  provides  as follows: 78.751 Indemnification  of officers,

directors, employees and agents; advance of expenses.



1.   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed  action, suit or proceeding, whether  civil, criminal,

administrative or investigative, except an action by or  in the









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right of the corporation, by reason of the fact that he is or was a  director, officer, employee or agent of the corporation, or is or  was  serving at the request of the corporation as a director,

officer,  employee or agent of another corporation, partnership,

joint  venture,  trust  or  other enterprise,  against expenses,

including attorney's fees, judgments, fines and amounts paid  in settlement  actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in  a manner which he reasonably believed to be in or not opposed to  the  best interests of the corporation, and, with respect  to any  criminal  action or proceeding, had no reasonable cause to believe  his conduct was unlawful. The termination of any action,

suit or proceeding by judgment, order, settlement, conviction, or upon  a  plea of nolo contendere or its equivalent, does not,  of itself, create a presumption that the person did not act in good faith  and in a manner which he reasonably believed to  be in or not  opposed to the best interests of the corporation, and that,

with  respect  to  any  criminal action  or proceeding,  he had reasonable cause to believe that his conduct was unlawful.



2.   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he  is or was a director, officer, employee or agent of the corporation,

or  is  or  was  serving at the request of the corporation as  a director,  officer,  employee or agent  of  another corporation,

partnership,  joint  venture, trust or other enterprise against expenses,  including  amounts paid in settlement  and attorneys'

fees  actually and reasonably incurred by him in connection with the  defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be  in or  not  opposed  to  the  best  interests  of  the corporation.



Indemnification may not be made for any claim, issue or matter as to  which such a person has been adjudged by a court of competent jurisdiction,  after exhaustion of all appeals therefrom, to  be liable  to  the corporation or for amounts paid in settlement  to the corporation, unless and only to the extent that the court  in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person  is fairly and reasonably entitled to indemnity for such expenses  as the court deems proper.









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3.   To the extent that a director, officer, employee or agent of a  corporation has been successful on the merits or otherwise  in defense  of  any  action,  suit  or  proceeding referred  to in subsections 1 and 2, or in defense of any claim, issue or matter therein,  he  must  be  indemnified by  the corporation against expenses,  including  attorneys' fees,  actually  and reasonably incurred by him in connection with the defense.



4.  Any indemnification under subsections 1 and 2, unless ordered by  a court or advanced pursuant to subsection 5, must be made by the  corporation only as authorized in the specific case upon  a determination  that  indemnification of  the director, officer,

employee   or   agent   is  proper  in  the circumstances. The

determination must be made: (a) By the stockholders: (b)  By the board  of  directors  by majority vote of a quorum consisting  of directors who were not parties to act, suit or proceeding; (c) If a  majority vote of a quorum consisting of directors who were not parties  to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of  directors who were not parties to the act, suit or proceeding cannot  to  obtained, by independent legal counsel in a written opinion; or



5.   The  Articles of Incorporation, the Bylaws or  an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit  or proceeding  must be paid by the corporation as they are incurred and  in  advance of the final disposition of the action, suit  or proceeding, upon receipt of an undertaking by or on behalf of the director  or  officer  to repay the amount if  it  is ultimately determined by a court of competent jurisdiction that he  is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which  corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.



6.  The indemnification and advancement of expenses authorized in or  ordered  by a court pursuant to this section:  (a) Does not

exclude   any   other   rights  to   which   a person seeking

indemnification or advancement of expenses may be entitled under the  articles of incorporation or any bylaw, agreement, vote  of stockholders or disinterested directors or otherwise, for either an  action  in  his  official capacity or an  action in another capacity  while  holding his office, except that indemnification,

unless  ordered by a court pursuant to subsection 2 or  for the advancement of expenses made pursuant to subsection 5, may not be made  to  or  on  behalf of any director or officer if  a final adjudication  establishes  that his  act  or omissions involved intentional misconduct, fraud or a knowing violation of  the law and  was  material to the cause of action.









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 (b)  Continues  for  a person  who  has  ceased to be a director,

officer, employee  or agent  and  endures  to the benefit of the heirs,

executors  and administrators of such a person.  Insofar as indemnification for liabilities arising under the Securities Act may be

permitted  to directors,  officers and controlling persons of  the

Registrant pursuant   to   the  foregoing  provisions,  or

otherwise,   the Registrant has been advised that in the opinion of the

Securities and  Exchange  Commission such indemnification is against  public policy as expressed in the Securities Act and is,

therefore, unenforceable.   In  the event that a claim  for

indemnification against  such  liabilities  (other  than the  payment

by   the registrant of expenses incurred or paid by a director,

officer or controlling person of the Registrant in the successful defense of any  action,  suit or proceeding) is asserted by such director, officer  or  controlling person in connection with the securities being  registered, the Registrant will, unless in the opinion  of its counsel the matter has been settled by controlling precedent, submit  to  a  court  of  appropriate jurisdiction the  question whether  such indemnification by it is against public policy  as expressed in the Securities Act and will be governed by the final adjudication of such issue.



ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.



Not applicable.



ITEM 8.  EXHIBITS.



    4a - Modified Consulting Agreement between MaxxZone.com, Inc.
         and Andrew S. Austin



    4b - Modified Consulting Agreement between MaxxZone.com, Inc.
         and Eric L. Brown



    4c - Consulting Agreement between MaxxZone.com, Inc. and
         David Chang



    5 -  Opinion of Mailander Law Office, APC, Tad Mailander, Esq.



    5a - Consent of Mailander Law Office, APC, Tad Mailander, Esq.

            (included in Exhibit 5)



    23.b - Consent of Beckstead and Watts, LLP









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ITEM 9.  UNDERTAKINGS.



(a) The undersigned Company hereby undertakes:



  (1)  To  file,  during any period in which offers or

      sales    are   being   made,  a   post-effective

      amendment  to  this  registration  statement  to

      include any material information with respect to

      the   plan   of   distribution  not   previously

      disclosed in the registration statement  or  any

      material  change  to  such  information  in  the

      registration statement.



  (2)  That, for the purpose of determining any

      liability under the Securities Act of 1933, each

      such post-effective amendment shall be deemed to

      be a new registration statement relating to the

      securities offered therein, and the offering of

      such securities at that time shall be deemed to

      be the initial bona fide offering thereof.



  (3)   To   remove  from registration by means  of  a

      post-effective  amendment any of the  securities

      being  registered  which remain  unsold  at  the

      termination of the offering.



(b)  The  undersigned Company hereby undertakes  that,

   for  purposes  of  determining any liability  under

   the  Securities Act of  1933, each  filing  of  the

   Company's annual report pursuant  to Section  13(a)

   or  Section 15(d) of the Securities Exchange Act of

   1934  (and,  where applicable, each  filing  of  an

   employee  benefit plan's annual report pursuant  to

   Section  15(d) of the Securities Exchange  Act   of

   1934)  that  is  incorporated by reference  in  the

   registration statement shall be deemed to be a  new

   registration statement relating to the   securities

   offered   therein,   and  the  offering   of   such

   securities at that time shall be deemed to  be  the

   initial bona fide offering thereof.



(c) Insofar as indemnification for liabilities arising

   under  Securities Act of 1933 may be  permitted  to

   directors,  officers,  and controlling  persons  of

   the  Company  pursuant to the foregoing provisions,

   or  otherwise, the Company has been advised that in









PAGE-8-









   the   opinion   of  the  Securities  and   Exchange

   Commission  such indemnification is against  public

   policy  as  expressed in the Act and is, therefore,

   unenforceable.   In  the event  that  a  claim  for

   indemnification  against  such  liabilities  (other

   than  payment  by the Company of expenses  paid  or

   incurred  by  a  director, officer  or  controlling

   person of the Company in the successful defense  of

   any  action,  suit, or proceeding) is  asserted  by

   such  director, officer, or controlling  person  in

   connection  with  the securities being  registered,

   the  Company  will, unless in the  opinion  of  its

   counsel  the matter has been settled by controlling

   precedent,   submit  to  a  court  of   appropriate

   jurisdiction    the    question    whether     such

   indemnification by it is against public  policy  as

   expressed in the Act and will  be governed  by  the

   final adjudication of such issue.



                      SIGNATURES



Pursuant  to the requirements of the Securities Act of

1933,   the  Company certifies that it has  reasonable

grounds  to  believe   that  it   meets  all  of   the

requirements  for  filing on Form S-8  and   has  duly

caused  this  Registration Statement to be  signed  on

its   behalf   by  the  undersigned,  thereunto   duly

authorized, in the City of  Las Vegas,  the  State  of

Nevada, on this  7th day of February, 2003.





                              MaxxZone.com, Inc.



                              By:  /s/ Roland Becker

                                 -------------------------

                                 Roland Becker, President



Pursuant to the requirements of the Securities Act of 1933, this

Registration Statement has been signed by the following persons in the capacities and on the dates indicated:





                                        June 12, 2003

/s/ Roland Becker

---------------------

Roland Becker



















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